                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

       We consent to the incorporation by reference in the Registration Statement on Form S-8 of RockShox, Inc. of our report dated May 21, 1996, except for Note 14, as to which the date is September 25, 1996, on our audits of the consolidated financial statements and the financial statement schedule of RSx Holdings, Inc. as of December 31, 1994, and March 31, 1995 and 1996, and for the years ended December 31, 1993 and 1994, the three-month period ended
March 31, 1995 and the year ended March 31, 1996, appearing in the Registration Statement on Form S-1 (SEC File No. 333-8069).

                             COOPERS & LYBRAND L.L.P.


San Jose, California
September 27, 1996



                                    Page 10 of __